UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                    Under The Securities Exchange Act Of 1934
                               (Amendment No. 15)*

                             GULFMARK OFFSHORE, INC.
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                                (Name of Issuer)

                          COMMON STOCK $0.01 PAR VALUE
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                           (Title Class Of Securities)

                                    402629109
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                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).

CUSIP No. 402629109                    13G                           Page 1 of 2
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Estabrook Capital Management LLC
    13-4085158
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE, USA
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                  5    SOLE VOTING POWER

                       0 SHARES
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,310,405 SHARES
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,310,405 SHARES
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0 SHARES
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,310,405 SHARES
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    15.9825%
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12  TYPE OF REPORTING PERSON*

    IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

      (A)   NAME OF ISSUER: GULFMARK OFFSHORE, INC.

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            5 POST OAK PARK, SUITE 1170, HOUSTON, TX 77027

ITEM 2.

      (A)   NAME OF PERSON FILING: ESTABROOK CAPITAL MANAGEMENT LLC

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            430 PARK AVENUE, SUITE 1800, NEW YORK, NY 10022

      (C)   CITIZENSHIP: DELAWARE, USA

      (D)   TITLE OF CLASS OF SECURITIES: COMMON STOCK $0.01 PAR VALUE

      (E)   CUSIP NUMBER: 402629109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), THE PERSON FILING IS:

      (E)   |X|   INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                  INVESTMENT ADVISERS ACT OF 1940

ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED: 1,310,405 SHARES
      (B)   PERCENT OF CLASS: 15.9825%
      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE 0 SHARES
            (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE 1,310,405 SHARES
            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  1,310,405 SHARES
            (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  0 SHARES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP N/A

ITEM 10. CERTIFICATION

      THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

October 10, 2001

/s/ ROY Y. WILLIAMSON

Estabrook Capital Management LLC

ROY Y. WILLIAMSON, DIRECTOR